SECURITIES AND EXCHANGE
                           COMMISSION

                     Washington, D.C.  20549



                            Form 11-K





(Mark One)

   (X)         ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE
               SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                 For the fiscal year ended December 31, 1993

   ( )         TRANSITION REPORT PURSUANT TO SECTION 15(D) OF THE
               SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                 For the transition period from
                       ________ to ________



                  Commission file number 1-3426



A. Full Title of the plan and the address of the plan, if different from that of the issuer named below:

          Cyanamid Puerto Rico Employees Savings Plan

B. Name of the issuer of the Securities held pursuant to the plan and the address of its principal executive office:

          American Cyanamid Company
          One Cyanamid Plaza
          Wayne, New Jersey 07470



     This report, including exhibits, contains 21 pages numbered sequentially from this cover page. The exhibit index is located on page 3.
     Attached as Exhibit A hereto and incorporated by reference herein are the annual financial statements of the Cyanamid Puerto Rico Employees Savings Plan Trust, including the independent auditors report thereon.

     Attached as Exhibit B hereto is the consent of the independent auditors with respect to the Plan's annual financial statements.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  Cyanamid Puerto Rico Employees
                                    Savings Plan



                                  W. A. Stiller
June 28, 1994                     W. A. Stiller
                                  Administrator and Named Fiduciary





























11-KPR.93

                          EXHIBIT INDEX


Exhibit                   Name                              Pages

  A       Annual Financial Statements                       4 - 19

  B       Consent of KPMG Peat Marwick                     20 - 21

                            EXHIBIT A
                            EXHIBIT B